Exhibit 10.1

AMENDED AND RESTATED REVOLVING NOTE

$10,000,000	May 7, 2015

FOR VALUE RECEIVED, the undersigned COMMUNICATIONS Systems, Inc., a Minnesota corporation (“Communications Systems”), JDL TECHNOLOGIES, INCORPORATED, a Minnesota corporation (“JDL”), TRANSITION NETWORKS, INC., a Minnesota corporation (“Transition Networks”), and SUTTLE, INC., a Minnesota corporation (“Suttle”; together with Communications Systems, JDL and Transition Networks, “Borrowers” and each a “Borrower”), promises to pay on November 1, 2016 (the “Maturity Date”) to WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”) at its office at MAC N9305-187, 90 South Seventh Street, Minneapolis, Minnesota, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of $10,000,000, or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.

DEFINITIONS:

As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:

(a)      “Daily One Month LIBOR” means, for any day, the rate of interest equal to LIBOR then in effect for delivery for a one (1) month period.

(b)       “LIBOR” the rate of interest per annum determined by Bank based on the rate for United States dollar deposits for delivery of funds for one (1) month as reported on Reuters Screen LIBOR01 page (or any successor page) at approximately 11:00 a.m., London time, or, for any day not a London Business Day, the immediately preceding London Business Day (or if not so reported, then as determined by Bank from another recognized source or interbank quotation).

(c)      “London Business Day” means any day that is a day for trading by and between banks in Dollar deposits in the London interbank market.

INTEREST:

(a)      Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) at a fluctuating rate per annum determined by Bank to be 1.75% above Daily One Month LIBOR in effect from time to time. Bank is hereby authorized to note the date and interest rate applicable to this Note and any payments made thereon on Bank's books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.

(b)      Taxes and Regulatory Costs. Borrowers shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (ii) costs, expenses and liabilities arising from or in connection with reserve percentages prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency Liabilities" (as defined in Regulation D of the Federal Reserve Board, as amended), assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to Borrowers hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

(c)      Payment of Interest. Interest accrued on this Note shall be payable on the first day of each month, commencing June 1, 2015.

(d)      Default Interest. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, or at Bank's option upon the occurrence, and during the continuance of an Event of Default, the outstanding principal balance of this Note shall bear interest at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to four percent (4%) above the rate of interest from time to time applicable to this Note.

BORROWING AND REPAYMENT:

(a)      Borrowing and Repayment. Borrowers may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of any document executed in connection with or governing this Note; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount stated above. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for Borrowers, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note shall be due and payable in full on the Maturity Date.

(b)      Advances. Advances hereunder, to the total amount of the principal sum stated above, may be made by the holder at the oral or written request of any officer of any Borrower, until written notice of the revocation of such authority is received by the holder at the office designated above, or (ii) any person, with respect to advances deposited to the credit of any deposit account of any Borrower, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of Borrowers regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by Borrowers.

(c)      Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof.

EVENTS OF DEFAULT:

This Note is made pursuant to and is subject to the terms and conditions of that certain Credit Agreement among Borrowers and Bank dated as of October 28, 2011, as amended by that certain First Amendment to Credit Agreement and Waiver of Event of Default dated as of November 28, 2012, that certain Second Amendment to Credit Agreement and Waiver of Event of Default dated as of November 14, 2013, that certain Third Amendment to Credit Agreement and First Amendment to Amended and Restated Revolving Note dated as of October 31, 2014 and that certain Fourth Amendment to Credit Agreement and Waiver of Event of Default of even date herewith (as the same has been and may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Any default in the payment or performance of any obligation under this Note, or the occurrence of any Event of Default (as defined in the Credit Agreement) under the Credit Agreement, shall constitute an “Event of Default” under this Note.

MISCELLANEOUS:

(a)      Remedies. Upon the occurrence of any Event of Default, the holder of this Note, at the holder's option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by each Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Borrowers shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of the holder's in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder's rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrowers or any other person or entity.

(b)      Obligations Joint and Several. Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

(c)      Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Minnesota.

(d)      Amendment and Restatement. This Note amends and restates in its entirety that certain Amended and Restated Revolving Line of Credit Note dated as of November 28, 2012 issued by the Borrowers in the original principal amount of $10,000,000, as amended by that certain Third Amendment to Credit Agreement and First Amendment to Amended and Restated Revolving Note dated as of October 31, 2014 (as amended to date, the “Prior Note”). This Note is issued in substitution for and in replacement of, but not in payment or novation of, the obligations of Borrowers under the Prior Note.

Signature page follows

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

COMMUNICATIONS SYSTEMS, INC.

By:
Name:
Title:

JDL TECHNOLOGIES, INCORPORATED

By:
Name:
Title:

TRANSITION NETWORKS, INC.

By:
Name:
Title:

SUTTLE, INC.

By:
Name:
Title:

Signature Page to Amended and Restated Revolving Note